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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
                      Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                        Commission File Number 000-21179

                                DEVX ENERGY, INC.
                                -----------------
             (Exact name of registrant as specified in its charter)

             13760 NOEL ROAD, SUITE 1030, DALLAS, TEXAS 75240-7336
             -----------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, $0.234 PAR VALUE
                         ------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                                      ----
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X|*       Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]        Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)       [ ]        Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)        [X]*

         Approximate number of holders of record as of the certification or notice date: 1
             ---



* Comstock Acquisition, Inc., an indirect wholly-owned subsidiary of Comstock Resources, Inc., was merged with and into DevX Energy, Inc., effective December 17, 2001.

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
DevX Energy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 21, 2001                    DEVX ENERGY, INC.

                                            By: /s/ M. Jay Allison
                                               ---------------------------------
                                            Name:  M. Jay Allison
                                            Title: President




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